Exhibit 10.2

PARTNERS’ EXCHANGE AGREEMENT

This PARTNERS’ EXCHANGE AGREEMENT (this “Agreement”), dated as of                          , 2007, is entered into by and between JMP Holdings Inc. a Delaware corporation (the “Company”) and the individuals listed on the signature page hereof (each, a “Partner”). “Partner” shall mean, if such person shall have “Transferred” any of his or her “Company Securities” to any of his or her respective “Permitted Transferees” (as such terms are defined below), such person and such Permitted Transferees, taken together, and any right, obligation or action that may be exercised or taken at the election of such person may be taken at the election of such person and such Permitted Transferees. Capitalized terms used have the meanings set forth in Article 4.

W I T N E S S E T H:

WHEREAS, pursuant to the Reorganization and Exchange Agreement (the “Reorganization Agreement”) to be entered on or about the Closing Date by and among the Company, JMP Group LLC (“JMP LLC”) and Joseph A. Jolson as representative of the holders of JMP LLC membership interests, the Company intends to issue Common Shares (as defined below) in exchange for outstanding JMP LLC membership interests so that JMP LLC would become a subsidiary of the Company (the “Reorganization”);

WHEREAS, the Company intends to offer its Common Stock in a registered underwritten initial public offering (the “IPO”);

WHEREAS, the parties hereto acknowledge that each Partner, as a result of his or her relationship with JMP LLC, has obtained Confidential Information (as defined below), and that the Company’s future business relies, to a significant extent, upon such Confidential Information and the continuing goodwill of JMP LLC in general;

WHEREAS, the parties hereto acknowledge that, following consummation of the Reorganization and the IPO, as provided in and subject to the terms and conditions of this Agreement, the Partners’ Class A Inside Member Interests will no longer be subject to the non-lapsing restrictions on sale set forth in the Third Amended and Restated Limited Liability Company Agreement of JMP LLC, dated August 18, 2004, as amended, and the Partners may sell or dispose of certain of their Company Securities and receive substantial benefits as a result of the Reorganization and IPO; and

WHEREAS, the parties hereto desire to enter into this Agreement to govern certain of their rights, duties and obligations after consummation of the Reorganization and IPO.

NOW, THEREFORE, in consideration of the covenants and agreements contained herein and in the Reorganization Agreement, the parties hereto agree as follows:

ARTICLE 1

RESTRICTIONS ON TRANSFER

Section 1.1. General Restrictions on Transfer.

(a) Each Partner understands and agrees that the Company Securities received or to be received by him or her pursuant to the Reorganization Agreement have not been and, except to the extent the Partner is invited by the Company to sell Common Stock in the IPO as a selling stockholder, will not be registered under the Securities Act and are restricted securities under the Securities Act and the rules and regulations promulgated thereunder. Each Partner agrees that he or she will not Transfer any Company Securities (or solicit any offers in respect of any Transfer of any Company Securities), except in compliance with the Securities Act, any other applicable securities or “blue sky” laws, and the terms and conditions of this Agreement.

(b) Any attempt to Transfer any Company Securities otherwise than in compliance with this Agreement shall be null and void, and the Company shall not, and shall cause any transfer agent not to, give any effect in the Company’s stock records to such attempted Transfer.

Section 1.2. Legends.

(a) In addition to any other legend that may be required under the Reorganization Agreement or otherwise, each certificate for Company Securities issued to the Partners shall bear a legend in substantially the following form:

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY FOREIGN OR STATE SECURITIES LAWS AND MAY NOT BE OFFERED OR SOLD EXCEPT IN COMPLIANCE THEREWITH. THIS SECURITY IS ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AS SET FORTH IN THE PARTNERS’ EXCHANGE AGREEMENT, DATED AS OF                     , 2007, COPIES OF WHICH MAY BE OBTAINED UPON REQUEST FROM JMP HOLDINGS INC. OR ANY SUCCESSOR THERETO.

(b) If any Company Securities cease to be subject to any and all restrictions on Transfer set forth in this Agreement, the Company, upon the written request of the holder thereof, shall issue, or cause to be issued, to such holder a new certificate evidencing such Company Securities without the second sentence of the legend required by Section 1.2(a) endorsed thereon.

Section 1.3. Restrictions on Transfers by Partners.

(a) Subject to Sections 1.3(b) and 1.3(c), a Partner shall maintain sole beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act) of the Company Securities and shall not Transfer any of his or her Company Securities until after the fourth anniversary of the IPO Date; provided that, to the extent that at the time of any proposed Transfer, in the reasonable judgment of the Executive Committee, (i) the Partner continues to be actively engaged in the business of the Firm or (ii) the Partner is no longer employed by the

Firm, but remains in compliance with provisions of this Agreement, his or her Company Securities shall be released from the restrictions on Transfer set forth in this Section 1.3(a) as follows:

(i) twenty five percent (25%) of the Initial Company Securities of such Partner may be Transferred at any time after the second anniversary of the IPO Date; provided that, for purposes of this clause, any Company Securities sold by the Partner in the IPO or any other Public Offering after the IPO Date will count towards the 25%;

(ii) an additional thirty five percent (35%) of the Initial Company Securities of such Partner may be Transferred at any time after the third anniversary of the IPO Date; provided that, for purposes of this clause, the aggregate amount of the Initial Company Securities sold by the Partner in the IPO, any subsequent Public Offering, and any additional Initial Company Securities released by the Company from the restrictions on Transfer in Section 1.3(a) after the second but before the third anniversary of the IPO Date will count towards the 35%; and

(iii) the remainder of the Initial Company Securities of such Partner may be Transferred at any time after the fourth anniversary of the IPO Date.

(b) Notwithstanding the provisions of Section 1.3(a), a Partner may Transfer any of his or her Company Securities as follows:

(i) following the termination of the employment of such Partner by the Company due to the Partner’s death, by will or the laws of descent and distribution;

(ii) subject to the prior written approval of the Executive Committee, which may be withheld in its sole and absolute discretion, in a Transfer with or without consideration of any kind to a trust that is for the exclusive benefit of such Partner and/or one or more Family Members;

(iii) subject to the prior written approval of the Executive Committee, which may be withheld in its sole and absolute discretion, in a Public Offering by the Company in which the Partner is invited to participate as a selling stockholder; or

(iv) subject to the prior written approval of the Executive Committee, which may be withheld in its sole and absolute discretion, to such other third party as the Executive Committee may approve on a case-by-case basis;

provided that, in each of (ii) and (iv) above, any such transferee shall have agreed in writing to be bound by the terms of this Agreement pursuant to a Joinder Agreement in the form of Exhibit A attached hereto, and such Transfer is in compliance with the Securities Act and any other applicable securities or “blue sky” laws and the Partner shall have delivered to the Company an opinion of counsel to such effect and such other documents as may be requested by the Company.

(c) Notwithstanding any other provision in this Agreement, the restrictions on Transfers set forth in Section 1.3(a) shall terminate automatically upon a Change of Control.

(d) Notwithstanding any other provision in this Agreement, in the event the Company notifies the Partner that such Partner is in breach this Agreement any Transfers permitted under Section 1.3(b) shall be prohibited with respect to such Partner until such time as the Company notifies the Partner that such breach has been cured to the satisfaction of the Company.

Section 1.4. Lock-Ups and Other Restrictions.

(a) IPO Lock-up. Each Partner agrees to enter into a lock-up agreement with respect to all Common Shares held by such Partner as requested by the Company or the underwriters in connection with the IPO and to comply with the restrictions on transfer with respect to the Company Securities set forth in the Underwriting Agreement entered into between the Company and the underwriters in the IPO. Partner further agrees to sign such documents as may be requested by the Company to effect the foregoing and agrees that the Company may impose stop-transfer instructions with respect to such Company Securities subject to the lock-up period until the end of such period.

(b) 2005 Options. Each Partner hereby irrevocably agrees not to Transfer any interest in any Common Stock obtained through exercise or exchange of any options granted by JMP LLC to such Partner in 2005 (the “2005 Options”) or any securities convertible into or exchangeable or exercisable for or any other rights to purchase or acquire Common Stock obtained through exercise or exchange of 2005 Options during the two (2) year period following the IPO Date, or such shorter period of time as the Company shall specify. Partner further agrees to sign such documents as may be requested by the Company to effect the foregoing and agrees that the Company may impose stop-transfer instructions with respect to such Common Stock subject to the lock-up period until the end of such period.

(c) Each Partner agrees to comply with any other transfer restrictions relating to the Company Securities as requested by the Company from time to time, including in connection with any future Public Offerings and any insider trading policy established by the Company.

ARTICLE 2

PARTNER COVENANTS

Section 2.1. Confidential Information. In the course of involvement in the Firm’s activities or otherwise, each Partner has obtained or may obtain confidential information concerning the Firm’s and its Client’s businesses, strategies, operations, financial affairs, organizational and personnel matters (including information regarding any aspect of the Partner’s tenure as a Managing Director of the Company or of the termination of such employment), policies, procedures and other non-public matters, or concerning those of third parties. Such information (“Confidential Information”) may have been or be provided in written or electronic form or orally. In consideration of, and as a condition to, continued access to Confidential Information, and without prejudice to or limitation on any other confidentiality obligations imposed by agreement or by law, each Partner hereby undertakes to use and protect Confidential Information in accordance with any restrictions placed on its use or disclosure.

Without limiting the foregoing, except as authorized by the Firm or as required by law, each Partner may not disclose or allow disclosure of any Confidential Information, or of any information derived therefrom, in whatever form, to any person unless such person is a director, officer, partner, employee, attorney or agent of the Firm and, in such Partner’s reasonable good faith judgment, has a need to know the Confidential Information or information derived therefrom in furtherance of the business of the Firm. The foregoing obligations will survive, and remain binding and enforceable notwithstanding any termination of a Partner’s employment and any settlement of the financial rights and obligations arising from a Partner’s employment. Without limiting the foregoing, the existence of, and any information concerning, any dispute between a Partner and the Firm shall constitute Confidential Information except that a Partner may disclose information concerning such dispute to the arbitrator that is considering such dispute, or to such Partner’s legal counsel (provided that such counsel (i) does not represent any other Partner in an Employment Related Matter, (ii) does not represent a Competitive Enterprise, and (iii) agrees not to disclose any such information other than as necessary to the prosecution or defense of the dispute).

Section 2.2. Noncompetition.

(a) In view of each Partner’s importance to the Firm, each Partner hereby agrees that the Firm would likely suffer significant harm from such Partner’s competing with the Firm during such Partner’s employment with the Firm and for some period of time thereafter. Accordingly, each Partner hereby agrees that such Partner will not, without the prior written consent of the Executive Committee, which may be withheld in its sole and absolute discretion, during the period a Partner is employed by the Firm and for twelve months following the Date of Termination:

(i) form, or acquire a 5% or greater equity ownership, voting or profit participation interest in, any Competitive Enterprise; or

(ii) associate (including, but not limited to, association as an officer, employee, partner, director, consultant, agent or advisor) with any Competitive Enterprise and in connection with such association engage in, or directly or indirectly manage or supervise personnel engaged in, any activity

(A) which is similar or substantially related to any activity in which such Partner was engaged, in whole or in part, at the Firm;

(B) for which such Partner had direct or indirect managerial or supervisory responsibility at the Firm;

(b) For purposes of the Partner Covenants, a “Competitive Enterprise” is a business enterprise that engages in, or owns or controls a significant interest in any entity that engages in financial services such as in any activity that competes directly or indirectly with the Firm, including, without limitation, investment banking, underwriting, placement agent activities, public or private finance, financial advisory services, investment advice, merchant banking, asset or hedge fund management, private equity or other public or private investment funds, real estate investments, services or vehicles, securities research, brokerage, sales, lending, custody, clearance, settlement or trading, or any similar activities, services or products (all of the foregoing for anyone other than such Partner and members of such Partner’s family and in such case, each Partner shall provide full, complete and accurate disclosure to the Executive Committee upon its request with respect to such activities (including, without limitation, supporting trade data))

(c) For purposes of the Partner Covenants, “Date of Termination” means date on which the Partner’s employment with the Firm is terminated by the Firm or the Partner for any reason; provided that if the Firm terminates the Partner’s employment with the Firm other than for Cause, the restrictions in Section 2.2(a) shall not apply to such Partner. For avoidance of doubt, if the Partner terminates his or her employment with the Firm for any reason, the restrictions in Section 2.2(a) shall apply to such Partner.

Section 2.3. Nonsolicitation of Clients. (a) Each Partner hereby agrees that during the time the Partner is employed by the Firm and for twelve months following the Date of Termination, such Partner will not, in any manner, directly or indirectly, (1) Solicit a Client to transact business with a Competitive Enterprise or to reduce or refrain from doing any business with the Firm or (2) interfere with or damage (or attempt to interfere with or damage) any relationship between the Firm and a Client.

(b) For purposes of the Partner Covenants, the term “Solicit” means any direct or indirect communication of any kind whatsoever, regardless of by whom initiated, inviting, advising, encouraging or requesting any person or entity, in any manner, to take or refrain from taking any action.

(c) For purposes of the Partner Covenants, the term “Client” means any client or prospective client of the Firm to whom such Partner provided services, or for whom such Partner transacted business, or whose identity became known to such Partner in connection with such Partner’s relationship with or employment by the Firm.

Section 2.4. Nonsolicitation of Employees. Each Partner hereby agrees that during the time the Partner is employed by the Firm and for twelve months following the Date of Termination, such Partner will not, in any manner, directly or indirectly, Solicit any person who is an Employee to resign from the Firm or to apply for or accept employment with any Competitive Enterprise.

Section 2.5. Transfer of Client Relationships.

(a) During the Coverage Period, each Partner hereby agrees to take all actions and do all such things as may be reasonably requested by the Firm from time to time to maintain for the Firm the business, goodwill, and business relationships with any of the Firm’s Clients with whom such Partner worked during the term of such Partner’s employment. During the Coverage Period, the Executive Committee may, in its sole and absolute discretion, continue paying the Partner’s salary and require that the Partner refrain from engaging in any other employment or business activities until the Executive Committee determines the Client relationships are transferred to the Firm.

(b) For purposes of the Partner Covenants, the term “Coverage Period” means, at the discretion of the Executive Committee, either the 90-day period beginning on the date on which notice of such Partner’s termination of employment is delivered to or by the Firm or the 90-day period beginning on the Date of Termination.

Section 2.6. Prior Notice Required. Each Partner hereby agrees that prior to accepting employment with any other person or entity during the time the Partner is employed by the Firm or during the twelve months following the Date of Termination, such Partner will provide such prospective employer with written notice of the provisions of this Agreement, with a copy of such notice delivered simultaneously to the General Counsel of the Company.

Section 2.7. Partner Covenants Generally.

(a) Each Partner’s covenants as set forth in Sections 2.1 through 2.6 of this Agreement are from time to time referred to herein as the “Partner Covenants.” If any of the Partner Covenants is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such Partner Covenant shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the remaining Partner Covenants shall not be affected thereby; provided, however, that if any of the Partner Covenants is finally held to be invalid, illegal or unenforceable because it exceeds the maximum scope determined to be acceptable to permit such provision to be enforceable, such Partner Covenant will be deemed to be modified to the minimum extent necessary to modify such scope in order to make such provision enforceable hereunder.

(b) Each Partner understands that the Partner Covenants may limit such Partner’s ability to earn a livelihood in a business similar to the business of the Firm, but acknowledges that such covenants are reasonable in light of the Partner’s previous status as a partner in the Firm.

(c) Each Partner acknowledges that a violation on such Partner’s part of any of the Partner Covenants would cause irreparable damage to the Firm. Accordingly, each Partner agrees that the Firm will be entitled to injunctive relief for any actual or threatened violation of any of the Partner Covenants in addition to any other remedies it may have.

Section 2.8. Liquidated Damages.

(a) Each Partner acknowledges that such Partner’s compliance with the Partner Covenants is an important factor to the continued success of the Firm’s operations and its future prospects. Each Partner and the Company agree that if at any time such Partner were to breach any of the Partner Covenants, the damages to the Firm would be material, but that the amount of such damages would be uncertain and not readily ascertainable. Accordingly, each Partner and the Company agree that if (i) such Partner breaches any of the Partner Covenants at any time, (ii) such Partner is terminated for Cause or (iii) a Bankruptcy Event shall have occurred, (each of (i), (ii) and (iii), an “Event of Default”), such Partner shall pay to the Company an amount in U.S. Dollars equal to the following (the “Liquidated Damages”):

(i) the aggregate value of the Partner’s Initial Company Securities (other than, for purposes of this clause, any Initial Company Securities sold by the Partner in the IPO) at the IPO Price if such Event of Default occurs prior to the second anniversary of the IPO Date;

(ii) seventy five percent (75%) of the aggregate value of the Partner’s Initial Company Securities (other than, for purposes of this clause, any Initial Company Securities sold by the Partner in the IPO) at the IPO Price if such Event of Default occurs after the second anniversary, but before the third anniversary of the IPO Date;

(iii) forty percent (40%) of the aggregate value of the Partner’s Initial Company Securities (other than, for purposes of this clause, any Initial Company Securities sold by the Partner in the IPO) at the IPO Price if such Event of Default occurs after the third anniversary, but before the fourth anniversary of the IPO Date; and

(iv) zero if such Event of Default occurs after the fourth anniversary of the IPO Date; provided, however, that the absence of the availability of Liquidated Damages after the fourth anniversary will not prevent the Company from seeking a remedy at law and/or in equity for any Event of Default that occurs after the fourth anniversary of the IPO Date.

(b) Each Partner and the Company agree that the Liquidated Damages are reasonable in proportion to the probable damages likely to be sustained by the Firm if such Partner breaches at any time any of the Partner Covenants that the amount of actual damages to be sustained by the Firm in the event of such breach is incapable of precise estimation, and that such forfeiture is not intended to constitute a penalty or punitive damages for any purposes. The forfeiture by such Partner of his or her Company Securities by such Partner as the Liquidated Damages will not be construed as a release or waiver by the Company of the right to prevent the continuation of any such violation of such Partner Covenants in equity (including injunctive relief) or otherwise.

(c) Each Partner acknowledges and agrees that such Partner’s obligations under this Section 2.8 will be secured pursuant to the Pledge Agreement and that the Company may take any action permitted hereunder or thereunder to satisfy such obligations.

(d) Each Partner acknowledges and agrees that the Liquidated Damages pursuant to this Section 2.8 shall be in addition to, and not in lieu of, any required forfeitures of awards that may be granted to such Partner currently or in the future under one or more of the Company’s compensation and benefit plans.

Section 2.9. Arbitration. Any dispute, controversy or claim between a Partner and the Firm arising out of or relating to or concerning the provisions of the Partner Covenants, the Pledge Agreement, any agreement between a Partner and the Company relating to or arising out of such Partner’s employment with the Firm or otherwise concerning any rights, obligations or other aspects of such Partner’s employment relationship in respect of the Firm (“Employment Related Matters”) shall be finally settled by arbitration in San Francisco, California before, and in accordance with the rules then obtaining of, the NASD or, if the NASD declines to arbitrate the matter, the AAA in accordance with the commercial arbitration rules of the AAA. The Partner shall keep confidential all matters relating to, and all communications, whether oral, written or electronic, in connection with the Arbitration. Each party shall bear his, her or its own legal fees, costs and expenses of Arbitration.

Section 2.10. Compensation. Each Partner hereby acknowledges that the Company intends to maintain the Company’s total compensation and benefits expense, including that payable to the Partners as employees but excluding compensation expenses attributable to equity awards made prior to, or to be made in connection with, the IPO, at approximately 60% of its revenues in each fiscal year, beginning in 2007 (although the Company retains the ability to change this rate in the future). Compensation and benefits expense will include, among other things, all salaries, bonus and other compensation (both cash and non-cash) paid by the Company and its subsidiaries to their employees.

ARTICLE 3

MISCELLANEOUS

Section 3.1. Binding Effect; Termination; Assignability; Benefit.

(a) This Agreement shall have binding effect from and after the date Company Securities are issued to Partners in connection with the Reorganization.

(b) This Agreement shall terminate on the tenth anniversary of the IPO Date unless earlier terminated by mutual agreement of the parties.

(c) This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors, legal representatives and permitted assigns. A Partner shall cease to be bound by the terms hereof when such Partner ceases to own beneficially any Company Securities (other than Article 2 and Sections 3.1, 3.2, 3.4, 3.5, 3.6, 3.7 and 3.8).

(d) Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by any party hereto pursuant to any Transfer of Company Securities or otherwise, except that any Permitted Transferee acquiring Company Securities shall (unless already bound hereby) execute and deliver to the Company an agreement to be bound by this Agreement in the form of Exhibit A hereto and shall thenceforth be a “Partner”.

(e) Nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto, and their respective heirs, successors, legal representatives and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 3.2. Notices. All notices, requests and other communications to any party shall be in writing and shall be delivered in person, mailed by certified or registered mail, return receipt requested, or sent by facsimile transmission, if to the Company to:

JMP Group Inc.

600 Montgomery Street

San Francisco, CA 94111

Attention: Janet L. Tarkoff

fax: (415) 835-8920

with a copy to:

Morrison & Foerster LLP

425 Market Street

San Francisco, CA 94105

Attention: Bruce A. Mann, Esq.

fax: (415) 268-7522

if to a Partner, to the last known address of such Partner set forth in the records maintained by the Company.

Any and all notices or other communications or deliveries required or permitted to be provided pursuant to this Agreement shall be in writing and shall be deemed to have been effectively given (a) upon personal delivery to the party to be notified, (b) when sent by confirmed telex or facsimile if sent during normal business hours of the party to be notified or, if not, then on the next Business Day, (c) five Business Days after having been sent by registered or certified mail, return receipt requested, postage prepaid or (d) one Business Day after deposit with a nationally recognized overnight courier, specifying next Business Day delivery, with written verification of receipt.

Any Person that becomes a Partner shall provide its address and fax number to the Company.

Section 3.3. Waiver; Amendment. No provision of this Agreement may be waived except by an instrument in writing executed by the party against whom the waiver is to be effective. No provision of this Agreement may be amended or otherwise modified except by an instrument in writing executed by the Company with approval of the Executive Committee.

Section 3.4. Fees and Expenses. Except as otherwise provided in this Agreement, each party hereto shall pay its own fees and expenses incurred in connection with the preparation of this Agreement, or any amendment or waiver hereof, and the transactions contemplated hereby and all matters related hereto.

Section 3.5. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California without regard to the conflicts of laws provisions thereof that would require the application of the laws of any other jurisdiction.

Section 3.6. Jurisdiction. The parties hereby agree that, unless otherwise set forth in this Agreement, any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the Northern District of California or any California State court sitting in San Francisco, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any case of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of California, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient form. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 3.2 shall be deemed effective service of process on such party.

Section 3.7. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 3.8. Specific Enforcement. Each party hereto acknowledges that the remedies at law of the other parties for a breach or threatened breach of this Agreement would be inadequate and, in recognition of this fact, any party to this Agreement, without posting any bond, and in addition to all other remedies that may be available, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy that may then be available.

Section 3.9. Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

Section 3.10. Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto and supersede all prior and contemporaneous agreements and understandings, both oral and written, among the parties hereto with respect to the subject matter hereof and thereof.

Section 3.11. Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

Section 3.12. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Section 3.13. Interpretation.

(a) As used in this Agreement, references to the Preamble or to the Recitals, Sections, Annexes or Exhibits are to the Preamble or a Recital or Section of, or an Annex or Exhibit to, this Agreement unless otherwise indicated.

(b) Whenever the words “include,” “includes” or “including” are used in this Agreement, each will be deemed to be followed by the words “without limitation.” Any singular term in this Agreement will be deemed to include the plural, and any plural term the singular. All pronouns and variations of pronouns will be deemed to refer to the feminine, masculine or neuter, singular or plural, as the identity of the Person referred to may require.

ARTICLE 4

DEFINITIONS

Section 4.1. Definitions. The following terms, as used herein, have the following meanings:

“2005 Options” has the meaning set forth in Section 1.4(b).

“AAA” means the American Arbitration Association.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person, provided that no securityholder of the Company shall be deemed an Affiliate of any other securityholder solely by reason of any investment in the Company. For the purpose of this definition, the term “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Bankruptcy Event” means with respect to a Partner, that such Partner shall admit in writing its inability to, or shall fail generally or be generally unable to, pay his or her debts as such debts become due or such Partner shall file a voluntary petition in bankruptcy under any state or federal law relating to bankruptcy or reorganization granting relief to debtors, whether now or hereafter in effect, or shall file an answer admitting the jurisdiction of the court and the material allegations of any involuntary bankruptcy petition filed against such Partner pursuant to a petition under state or federal bankruptcy or reorganization law; or such Partner shall be adjudicated a bankrupt, or shall make an assignment for the benefit of creditors, or shall apply for or consent to the appointment of any custodian, receiver or trustee for all or any substantial part of such Partner’s property, or shall take any action to authorize any of the actions set forth above in this paragraph; or an involuntary petition seeking any of the relief specified in this paragraph shall be filed against such Partner; or any order for relief shall be entered against such Partner in any involuntary proceeding under any state or federal bankruptcy or reorganization law.

“Board” means the board of directors of the Company.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York City, New York or San Francisco, California are authorized by law to close.

“Cause” shall mean with respect to the termination by the Firm of the Partner’s employment, the Partner’s: (i) performance of any act or failure to perform any act in bad faith and to the detriment of the Firm; (ii) willful dereliction of duties, including, in the Executive Committee’s sole determination, significant declines in productivity, unprofessional or disruptive behavior or professional negligence or similar conduct; (iii) breach of law, Firm policy or applicable regulation; (iv) dishonesty, intentional misconduct or material breach of any agreement with the Firm; or (v) commission of a crime involving dishonesty, breach of trust, or physical or emotional harm to any person.

“Change of Control” means (A) the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or the sale or other disposition of all or substantially all of the assets of the Company to an entity that is not an Affiliate or that, in each case, requires shareholder approval under the laws of the Company’s jurisdiction of organization, unless immediately following such transaction, either: (i) at least 50% of the total voting power of the surviving entity or its parent entity, if applicable, is represented by securities of the Company that were outstanding immediately prior to the transaction (or securities into which the Company’s securities were converted or exchanged in such transaction); or (ii) at least 50% of the members of the board of directors (including directors whose election or nomination was approved by the incumbent directors of the Board) of the company resulting from the transaction were members of the Board at the time of the Board’s approval of the execution of the initial agreement providing for the transaction or (B) the filing by any “person” or “group” (in each case within the meaning of Section 13(d)(3) of the Exchange Act), other than the Company, of a Schedule TO or any other schedule, form or report under the Exchange Act, disclosing that such person or group has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of Company Securities representing more than 50% of the total voting power of the Company.

“Client” has the meaning set forth in Section 2.3(c) of this Agreement.

“Closing Date” means the settlement date of the IPO.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Shares” means shares of Common Stock.

“Common Stock” means the common stock, par value $0.001 per share, of the Company and any stock into which such Common Stock may thereafter be converted or exchanged.

“Company” has the meaning set forth in the preamble.

“Company Securities” means, with respect to a Partner, (i) the Common Stock, including all Common Stock issued to a Partner in connection with the IPO in exchange for his or her Class A Inside Member Interest (and specifically excluding any Common Stock issued in exchange for his or her Class B Member Interest with respect to which he or she is deemed an Outside Member of the Firm), (ii) securities convertible into or exchangeable for Common Stock, including all options of JMP LLC that are convertible into shares of Common Stock, (iii) any other equity or equity-linked security issued by the Company and (iv) options, warrants or other rights to acquire Common Stock or any other equity or equity-linked security issued by the Company and, in each case, beneficially owned by the Partner as of the Closing Date; provided that, notwithstanding the foregoing, Company Securities does not include shares of Common

Stock issued upon the exercise of options or restricted stock or restricted stock units granted under the JMP Group LLC’s 2004 Equity Incentive Plan or the Company’s 2007 Equity Incentive Plan.

“Competitive Enterprise” has the meaning set forth in Section 2.2(b) of this Agreement.

“Confidential Information” has the meaning set forth in Section 2.1 of this Agreement.

“Coverage Period” has the meaning set forth in Section 2.5(b) of this Agreement.

“Date of Termination” has the meaning set forth in Section 2.2(c) of this Agreement.

“Employee” means any person employed by the Firm who receives compensation from the Firm other than a person receiving compensation in the nature of a consulting fee, a pension or a retainer.

“Employment Related Matters” has the meaning set forth in Section 2.9 of this Agreement.

“Event of Default” has the meaning set forth in Section 2.8(a) of this Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Executive Committee” means the Executive Committee of the Board.

“Fair Market Value” means, as of any date, (1) in the case of a Common Share, the average of the daily closing prices for a Common Share on the principal securities exchange or market on which the Common Stock is traded for the 20 consecutive Business Days (or, if such trading has commenced less than 20 Business Days prior to the date in question, the actual number of Business Days elapsed since the commencement of such trading) before the date in question, and (2) otherwise, the fair market value thereof as determined in good faith by the Company. Any good faith determination by the Company of the Fair Market Value under this Agreement will be binding on the Partners.

“Family Member” with respect to a Person means a spouse, lineal descendent, sibling or parent of such Person.

“Firm” means the Company and JMP LLC, together with their Subsidiaries and successors thereto.

“Initial Company Securities” means, with respect to a Partner, the number of Common Shares beneficially owned (as such term is defined in Rule 13d-3 under the Exchange Act) by such Partner through the exchange of such Partner’s Class A Common Inside Member Interest immediately after the Reorganization, which amount will include Common Shares subsequently sold in the IPO.

“IPO” has the meaning set forth in the recitals.

“IPO Date” means the date of the final prospectus for the IPO.

“IPO Price” means the price at which Common Stock was sold to the public in the IPO (not including any underwriting discounts).

“JMP LLC” has the meaning set forth in the recitals.

“Liquidated Damages” has the meaning set forth in Section 2.8(a) of this Agreement.

“NASD” means the National Association of Securities Dealers, Inc.

“Partner” has the meaning set forth in the preamble.

“Partner Covenants” means the provisions contained in Sections 2.1 through 2.6 of this Agreement.

“Permitted Transferee” means a Person to whom Company Securities are Transferred pursuant to Section 1.3(b).

“Person” means an individual, corporation, limited liability company, partnership, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Pledge Agreement” means the pledge agreement entered into between the Partner and the Company of even date herewith.

“Public Offering” means an underwritten public offering of Common Stock of the Company pursuant to an effective registration statement under the Securities Act, other than pursuant to a registration statement on Form S-4 or Form S-8 or any similar or successor form.

“Reorganization” has the meaning set forth in the recitals.

“Reorganization Agreement” has the meaning set forth in the recitals.

“Rule 144” means Rule 144 promulgated by the SEC pursuant to the Securities Act, as amended from time to time, or any similar rule or regulation hereafter adopted by the SEC having substantially the same effect as such rule.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Shares” means Common Shares.

“Solicit” has the meaning set forth in Section 2.3(b) of this Agreement.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.

“Transfer” means, with respect to any Company Securities (or as the context otherwise indicates), (i) when used as a verb, to sell, assign, dispose of, exchange, pledge, encumber, hypothecate or otherwise transfer such Company Securities or any participation or interest therein, whether directly or indirectly, or agree or commit to do any of the foregoing and (ii) when used as a noun, a direct or indirect sale, assignment, disposition, exchange, pledge, encumbrance, hypothecation, or other transfer of such Company Securities or any participation or interest therein or any agreement or commitment to do any of the foregoing, in each case of (i) and (ii), other than a pledge by the Partner of his or her Company Securities as collateral pursuant to the Pledge Agreement. The foregoing also applies to prohibit any Partner from entering into a contract to sell, granting any options to purchase, transferring the economic risk of ownership, effecting any short sales, pledges (except pursuant to the Pledge Agreement) or similar dispositions of the Company Securities or the economic risk or benefits thereof.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date and year first above written.

JMP HOLDINGS INC.

By:
Name:
Title:

PARTNER

Printed Name

Signature

By:
Name and Title (if entity)

EXHIBIT A

JOINDER AGREEMENT TO PARTNERS’ EXCHANGE AGREEMENT

This Joinder Agreement (this “Joinder Agreement”) is made as of the date written below by the undersigned (the “Joining Party”) in accordance with the Partners’ Exchange Agreement, dated as of                     , 200     (the “Partners’ Exchange Agreement”) by and between JMP Holdings Inc. and the individuals listed on the signature page thereto, as the same may be amended from time to time. Capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Partners’ Exchange Agreement.

The Joining Party hereby acknowledges, agrees and confirms that, by its, his or her execution of this Joinder Agreement, the Joining Party shall be deemed to be a party to the Partners’ Exchange Agreement as of the date hereof and shall have all of the rights and obligations of a “Partner” thereunder as if it, he or she had executed the Partners’ Exchange Agreement. The Joining Party hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Partners’ Exchange Agreement.

IN WITNESS WHEREOF, the undersigned has executed this Joinder Agreement as of the date and year written below.

Date: , 20	[NAME OF JOINING PARTY]

By:
Name:
Title:

Address for Notices: